EXHIBIT 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of Casa Systems, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s By-laws (the “By-laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). The Certificate of Incorporation and the By-laws are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Common Stock

Voting Rights.  Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Any matter other than the election of directors to be voted upon by the stockholders at any meeting at which a quorum is present shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on the matter, except when a different vote is required by law, the Certificate of Incorporation or the By-laws. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future.

Liquidation, Dissolution and Winding Up. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Provisions of Our Certificate of Incorporation and By-laws and the Delaware General Corporation Law That May Have Anti-Takeover Effects

Delaware Law. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Preferred Stock.  Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of Preferred Stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. The purpose of authorizing our board of directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Staggered Board; Removal of Directors. Our Certificate of Incorporation and our By-laws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Supermajority Voting.  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our By-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend, repeal, or adopt any provisions inconsistent with, any of the provisions of the Certificate of Incorporation described above.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our Certificate of Incorporation and our By-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors. In addition, By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our Common Stock, because even if such third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Exclusive Forum Selection.  Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of our company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery or (4) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision will not apply to actions arising under the Exchange Act. Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Although our Certificate of Incorporation contains the forum selection provision described above, there is uncertainty as to whether a court would enforce this provision or conclude that such provision applies to a particular claim or action.